Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Patent Properties, Inc. on Amendment No. 1 to Form S-3 [FILE NO. 333-195190] of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of Patent Properties, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended appearing in the Annual Report on Form 10-K of Patent Properties, Inc. and Subsidiaries for the years ended December 31, 2013 and 2012. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 30, 2014